Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among
ATHENAHEALTH, INC.,
Echo Merger Sub, Inc.
and
Epocrates, Inc.
Dated as of January 7, 2013

This Agreement and Plan of Merger (the “Agreement”) contains representations and warranties that athenahealth, Inc., Epocrates, Inc. and Echo Merger Sub, Inc. made to one another. These representations and warranties were made only for the purposes of the Agreement and solely for the benefit of athenahealth and Epocrates as of specific dates, may be subject to important limitations and qualifications agreed to by athenahealth and Epocrates and included in confidential disclosure schedules provided by Epocrates to athenahealth in connection with the signing of the Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between athenahealth and Epocrates instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Agreement by athenahealth with the U.S. Securities and Exchange Commission. Accordingly, you should not rely upon the representations and warranties contained in the Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, athenahealth and Epocrates.

1

TABLE OF CONTENTS
Page
ARTICLE I
THE MERGER

SECTION 1.01	The Merger.	1
SECTION 1.01	Effective Time; Closing.	2
SECTION 1.01	Effect of the Merger.	2
SECTION 1.01	Certificate of Incorporation; By-laws.	2
SECTION 1.01	Directors and Officers.	2
ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01	Conduct of Business by the Company Pending the Merger.	35
ARTICLE VI
ADDITIONAL AGREEMENTS
ARTICLE VII
CONDITIONS TO THE MERGER

SECTION 7.01	Conditions to the Obligations of Each Party.	52
SECTION 7.02	Conditions to the Obligations of Parent and Merger Sub.	52
SECTION 7.03	Conditions to the Obligations of the Company.	53

i

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX
GENERAL PROVISIONS

ii

AGREEMENT AND PLAN OF MERGER, dated as of January 7, 2013 (this “Agreement”), among athenahealth, Inc., a Delaware corporation (“Parent”), Echo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Epocrates, Inc., a Delaware corporation (the “Company”).
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement and (ii) has recommended the approval and adoption of this Agreement by the stockholders of the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL;
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and
WHEREAS, as an inducement and condition to Parent entering into this Agreement, Parent and certain stockholders of the Company have entered into Voting Agreements, dated as of the date hereof (the “Voting Agreements”), providing that, among other things, such stockholders will vote their shares of Company Common Stock in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated by this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
SECTION 1.01    The Merger.
Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02    Effective Time; Closing.
The closing of the Merger (the “Closing”) shall take place at 5:30 a.m., Pacific time, on a date to be specified by the parties hereto, which shall be no later than the third business day after the satisfaction or (to the extent permitted by Law) waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing is to take place is referred to in this Agreement as the “Closing Date.” At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).
SECTION 1.03    Effect of the Merger.
At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
SECTION 1.04    Certificate of Incorporation; By-laws.
a.At the Effective Time, subject and giving effect to Section 6.06(a), the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.
b.Unless otherwise determined by Parent prior to the Effective Time, and subject and giving effect to Section 6.06(a), at the Effective Time, the By‑laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By‑laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By‑laws.
SECTION 1.05    Directors and Officers.
The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, respectively, each to hold office in accordance with the Certificate of Incorporation and By‑laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
SECTION 2.01    Conversion of Securities.
At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:
a.    each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(b) and any Dissenting Shares (as hereinafter defined)) shall be cancelled and shall be converted automatically, subject to Section 2.02, into the right to receive $11.75 in cash, without interest (the “Merger Consideration”), payable upon surrender of the documents described in Section 2.02, in the manner provided in Section 2.02;
b.    each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and
c.each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
SECTION 2.02    Exchange of Certificates.
a.    Rights of Converted Shares. Each Share converted into the right to receive the Merger Consideration as provided in Section 2.01(a) shall automatically be cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of outstanding shares of Company Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented outstanding Shares (“Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon the surrender of such Certificates or transfer of such Book-Entry Shares in accordance with this Section 2.02, the Merger Consideration, without any interest thereon, for each such Share.
b.    Paying Agent. Prior to the Effective Time, Parent shall appoint Computershare LLC or such other bank or trust company that may be designated by Parent and is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Exchange Fund”). Except as contemplated by Section 2.02(e) hereof, the Exchange Fund shall not be used for any other purpose.

c.    Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Certificates entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.02(h) hereof) to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. The form and substance of the letter of transmittal and instructions thereto shall be in such form and have such other provisions as the Parent and Company may mutually agree. Upon surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.02(h) hereof) for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to Section 2.01(a). Upon receipt of an “agent's message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Book-Entry Shares shall, without being required to deliver a Certificate or a completed and executed Letter of Transmittal to the Paying Agent, be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive in respect of the Book-Entry Shares pursuant to Section 2.01(a), and such Book-Entry Shares shall forthwith be cancelled. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States. Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Exchange Fund and be payable to Parent or the Surviving Corporation, as Parent shall determine.
d.No Further Rights in Company Common Stock. All cash paid upon the surrender of a Certificate or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Book-Entry Shares.
e.Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the cash to which they are entitled pursuant to Section 2.01(a). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.
f.No Liability. None of the Paying Agent, Parent or the Surviving Corporation shall be liable to any person in respect of Merger Consideration or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.
g.Withholding Rights. Each of the Paying Agent, Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it determines is required to be deducted and withheld with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Paying Agent, Surviving Corporation or Parent, as the case may be, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, Surviving Corporation or Parent, as the case may be.
h.Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).
SECTION 2.03    Stock Transfer Books.
At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or Book-Entry Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be cancelled and exchanged as provided in Section 2.02.
SECTION 2.04    Company Stock Options; Company RSUs.
a.    All options (the “Company Stock Options”) outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the 1999 Stock Option Plan, the 2008 Equity Incentive Plan, and the 2010 Equity Incentive Plan, in each case as such may have been amended, supplemented or modified (collectively, the “Company Stock Option Plans”), shall remain outstanding following the Effective Time. At the Effective Time, the Company Stock Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed by Parent subject to, and in accordance with, the terms of the applicable Company Stock Option Plan and any option agreement or other document evidencing such Company Stock Option (each, an “Assumed Option”). From and after the Effective Time, all references to the Company in the Company Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent, which shall have assumed the Company Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each Assumed Option shall be exercisable upon the same terms and conditions as under the applicable Company Stock Plan and the applicable option agreement issued thereunder, except that (i) each such Assumed Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to the Assumed Option immediately prior to the Effective Time multiplied by the Conversion Ratio, and (ii) the option price per share of Parent Common Stock issuable upon exercise of each Assumed Option shall be determined by dividing the per share exercise price of Company Common Stock subject to such Assumed Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price to the nearest whole cent. It is the intention of the parties hereto that the assumption by Parent of each Assumed Option pursuant hereto satisfies the requirements of Treasury Regulation Section 1.424-1 (to the extent such options were incentive stock options) and of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and the provisions of this Section 2.04(a) shall be interpreted and applied consistent with such intention. Such Assumed Options shall otherwise be subject to the same terms and conditions as such Company Stock Options.
b.    All restricted stock unit awards outstanding and unvested at the Effective Time under the Company Stock Option Plans (the “Company RSUs”) shall remain outstanding after the Effective Time. At the Effective Time, the Company RSUs shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed, subject to, and in accordance with, the terms of the applicable Company Stock Option Plan and any restricted stock unit agreement or other document evidencing such Company RSU (each, an “Assumed RSU”). Each Assumed RSU will continue to have, and be subject to, the same terms and conditions related to the applicable Assumed RSU (including as set forth in the restricted stock unit agreement evidencing such Assumed RSU) immediately prior to the Effective Time (including any vesting provisions), except that each Assumed RSU shall be converted into the right to receive that number of whole shares of Parent Common Stock (or an amount in cash in respect thereof for a cash settled Assumed RSU) equal to the product of: (i) the number of shares of Company Common Stock subject to the Assumed RSU immediately prior to the Effective Time; multiplied by (ii) the Conversion Ratio, rounded to the nearest whole number of shares of Parent Common Stock. It is the intention of the parties hereto that the assumption by Parent of each Assumed RSU pursuant hereto satisfies the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and the provisions of this Section 2.04(b) shall be interpreted and applied consistent with such intention. All outstanding rights that the Company may hold immediately prior to the Effective Time with respect to the forfeiture of shares of Company Common Stock subject to any Assumed RSU described in this Section 2.04(b) shall be assigned to Parent and shall thereafter be held by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares forfeitable pursuant to such rights shall be appropriately adjusted to reflect the Merger Consideration.

c.    As soon as reasonably practicable (but in no event later than20 business days) after the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of an Assumed Option or an Assumed RSU an appropriate notice setting forth such holder's rights pursuant thereto and such Assumed Option or Assumed RSU shall continue in effect on the same terms and conditions (including any anti-dilution provisions, and subject to the adjustments required by this Section 2.04 after giving effect to the Merger). Parent shall comply with the terms of all such Assumed Options and Assumed RSUs and ensure, to the extent required by, and subject to the provisions of, the Company Stock Option Plans, that Assumed Options that qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of common stock of the Parent for delivery upon exercise of Assumed Options or settlement of Assumed RSUs pursuant to the terms set forth in this Section 2.04. As soon as practicable (but in no event more than 20 business days) after the Effective Time, the shares of common stock of the Parent subject to Assumed Options and Assumed RSUs shall be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Parent shall maintain the effectiveness of such registration statement or registration statements for so long as Assumed Options and Assumed RSUs remain outstanding. In addition, Parent shall cause the shares of common stock of Parent subject to Assumed Options and Assumed RSUs to be listed on the NASDAQ Select Global Market.
SECTION 2.05    Dissenting Shares.
a.    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Shares shall cease to exist and be converted into and represent solely the right to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such Shares.
b.    The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date that, except: (1) as set forth in the Company Disclosure Schedule, which has been prepared by the Company and delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement, (the “Company Disclosure Schedule”) (with specific reference to the particular section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates, it being agreed that disclosure of any item in any Section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other Section of this Agreement to the extent such other Section is cross-referenced or the relevance of such item to such other Section is readily apparent on its face); or (2) other than with respect to Section 3.03 and Section 3.08, except as disclosed in the Company SEC Reports filed during the period from February 1, 2011 through the date of this Agreement (and then (i) only to the extent readily apparent in the Company SEC Reports that such disclosed item is applicable to a representation or warranty set forth in this Article III and (ii) other than in “risk factors” or any language in such filings that is cautionary, predictive or forward-looking):
SECTION 3.01    Organization and Qualification; Subsidiaries.
a.    The Company is a corporation duly organized, validly existing and in good standing under Delaware law and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.01(a) of the Company Disclosure Schedule lists all names under which the Company or any of its Subsidiaries has done business.
b.    Section 3.01(b) of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of the Company. Each of the Company's Subsidiaries is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization. Each of the Company's Subsidiaries has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company's Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as provided in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

c.    Section 3.01(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of each officer and director of the Company and each of the Company's Subsidiaries.
SECTION 3.02    Certificate of Incorporation and By‑laws.
The Company has heretofore furnished to Parent a true, complete and correct copy of the Certificate of Incorporation and the By‑laws, each as amended to date, of the Company (collectively, the “Governing Documents”). Such Governing Documents are in full force and effect. The Company is not in violation of any of the provisions of its respective Governing Documents. The articles or certificate of incorporation and bylaws or equivalent organizational documents of each of the Subsidiaries of the Company, copies of which have previously been made available to Parent and Purchaser, are true, correct, and complete copies of such documents as currently in effect.
SECTION 3.03    Capitalization.
a.    The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, par value $0.001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the date of this Agreement, (i) 24,902,387 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) zero shares of Company Common Stock are held in the treasury of the Company, (iii) zero shares of Company Common Stock are held by the Subsidiaries, and (iv) 12,335,123 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Stock Options, Company restricted stock unit awards and other purchase rights (the “Company Stock Awards”) granted pursuant to the Company Stock Option Plans. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. The Company has no shares of Company Common Stock reserved for issuance other than as described above. Except as set forth in this Section 3.03, or the Voting Agreements, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary.
b.    Section 3.03(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding as of the date of this Agreement: (i) the name of the Company Stock Award recipient; (ii) the particular Company Stock Option Plan pursuant to which such Company Stock Award was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Award; (iv) the exercise or purchase price, if any, of such Company Stock Award; (v) the date on which such Company Stock Award was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Award expires; and (viii) whether the exercisability of or right to settlement of such Company Stock Award will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. The Company has made available to Parent true, accurate and complete copies of all Company Stock Option Plans pursuant to which Company has granted the Company Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Stock Awards. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law. As of the date of this Agreement there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. All outstanding shares of Company Common Stock, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws (as defined below) and (ii) all requirements set forth in applicable contracts. The Company Stock Option Plans are the only such plans under which any stock options, restricted stock unit awards and other similar purchase rights and equity instruments are outstanding.
c.    Each outstanding share of capital stock of, or other equity interests in, each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.
d.    As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. There are no voting trusts or other agreements (other than the Voting Agreements) to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of any capital stock of, or other equity interest of, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.
e.    With respect to the Company Stock Options, (i) each Company Stock Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Option Plan and all other applicable Laws and regulatory rules or requirements, (iv) the per share exercise price of each Company Stock Option was no less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Stock Option intended to qualify as an “incentive stock option,” and within the meaning of Section 409A of the Code, in the case of each other Company Stock Option granted to holders of Company Stock Options who are subject to U.S. Taxes) of a share of Company Common Stock on the applicable Grant Date and (v) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.
SECTION 3.04    Authority Relative to This Agreement; State Takeover Laws.
The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and any of the transactions contemplated by this Agreement (collectively, the “Transactions”) subject to approval and adoption by the Company's stockholders of this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject, as to enforcement of remedies, to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general applicability relating to or affecting the rights and remedies of creditors generally and (b) general principles of equity). The Company Board has approved this Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Merger or any of the Transactions. No other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.
SECTION 3.05    No Stockholder Rights Plan.
The Company is not a party to any stockholder rights plan or “poison pill” agreement.
SECTION 3.06    No Conflict; Required Filings and Consents.
a.    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company, including the consummation of the Merger and the other Transactions, will not, (i) conflict with or violate the Governing Documents of the Company or any Subsidiary, (ii) conflict with or violate any United States federal or state, local or foreign statute, law, writ, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (iii) (A) require the Company or any Subsidiary to give notice to, or obtain any consent from, any person under, (B) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or (C) give to others any right of termination, amendment or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, license, permit or franchise or other similar instrument or (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses “(ii)”, “(iii)” and “(iv)”, for any such filings, notices, permits, authorizations, consents, approvals, conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.
b.    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal or state or local or foreign government, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) the pre merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) compliance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), (iv) compliance with any applicable state securities, takeover or “blue sky” laws (“Blue Sky Laws”), (v) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (vi) such filings or notifications as may be required under the rules and regulations of the Nasdaq Stock Market, LLC (“NASDAQ”), (vii) the filing and recordation of the Certificate of Merger as required by the DGCL and (viii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.
SECTION 3.07    Permits; Compliance.
a.    Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect.
b.    Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 3.07(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company, including the consummation of the Merger and the other Transactions, will not (A) require the Company or any Subsidiary to give notice to, or obtain any consent from, any person under, (B) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or (C) give to others any right of termination, amendment or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any contract, agreement or other obligation, except for such notices, authorizations, consents or approvals which would not, individually or in the aggregate, have a Company Material Adverse Effect.
SECTION 3.08    SEC Filings; Financial Statements.
a.    The Company has timely filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since February 1, 2011, and has heretofore delivered to Parent, in the form filed or furnished with the SEC, (i) its Annual Reports on Form 10‑K for the fiscal year ended December 31, 2011, (ii) its Quarterly Reports on Form 10‑Q for the periods ended March 31, 2012, June 30, 2012, and September 30, 2012, (iii) all proxy statements and additional materials relating to the Company's meetings of stockholders (whether annual or special) held since February 1, 2011, and (iv) all other forms, reports and registration statements filed or furnished by the Company since July 1, 2010 with the SEC (the forms, reports, registration statements and other documents referred to in clauses “(i)”, “(ii)”, “(iii)” and “(iv)” above being, collectively, the “Company SEC Reports”). The Company SEC Reports (i) were or will be prepared in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did or will not, at the time they were or are to be filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.
b.    Each of the consolidated financial statements (including, in each case, any notes thereto) contained or to be contained in the Company SEC Reports was (or, for future filings, will be) prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents (or, for future filings, will present), in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year‑end adjustments which would not have had, and would not have, individually or in the aggregate, a materially adverse effect on the financial statements).
c.    The Company has heretofore furnished to Parent true, complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to the agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

d.    The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof and all written responses to such comment letters filed by or on behalf of the Company.
e.    Each director and executive officer of the Company, and, to the Company's knowledge, each holder of more than 10% of the Company's capital stock, has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since February 1, 2011.
f.    The Company has timely filed and made available to Parent all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are designed to provide reasonable assurances that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's SEC filings and other public disclosure documents. No executive officer of the Company has failed to make any of the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. Neither the Company nor any of its executive officers has received notice from a Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act to which it is subject and neither the Company nor any member of the Company Board has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, of the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries.
g.    The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its Subsidiaries have designed a system of internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and have disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Company Board, (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves sales or management.

h.    Since February 1, 2011, none of the Company, any Subsidiary, or any director, officer or employee, nor, to the Company's knowledge, any auditor, accountant or representative of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.
i.Since February 1, 2011, to the knowledge of the Company, no employee of the Company or of any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).
j.All accounts receivable of the Company and its Subsidiaries reflected on the 2012 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with SEC regulations and GAAP applied on a consistent basis and are not subject to valid defenses, setoffs or counterclaims. The Company's reserve for contractual allowances and doubtful accounts is adequate and has been calculated in a manner consistent with past practices. Since the date of the 2012 Balance Sheet, neither the Company nor any of its Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of its Subsidiaries sell goods, fill orders or record sales.
SECTION 3.09    Absence of Certain Changes or Events.
Between September 30, 2012 and the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice; (b) there has not been any Company Material Adverse Effect and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01, except for Sections 5.01(b)(ii), (vi), (vii), (viii) and (xiv).
SECTION 3.10    Absence of Undisclosed Material Liabilities.
Neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether or not accrued, contingent or otherwise) of the type required to be reflected or described in the Company's balance sheet (including the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected on, or reserved for, in the financial statements in the Company SEC Reports filed with the SEC prior to the date of this Agreement, (b) set forth in Section 3.10 of the Company Disclosure Schedule, (c) that, individually or in the aggregate, are not material to the Company, or (d) incurred since September 30, 2012 in the ordinary course of business, consistent with past practice.
SECTION 3.11    Absence of Litigation.
Except as set forth on Section 3.11 of the Company Disclosure Schedule, (a) there is no litigation, suit, claim, complaint, action, proceeding, investigation, arbitration, alternative dispute resolution action or any other judicial administrative or arbital proceeding (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary and (b) neither the Company nor any of its Subsidiaries, or any property or asset of the Company or any Subsidiary, is subject to any outstanding or continuing order of, consent or other decree, writ, judgment, injunction, settlement agreement, determination of award or other similar agreement with, or continuing investigation by, any Governmental Authority of competent jurisdiction, which, in the case of (a) or (b), individually or in the aggregate, (i) has had a Company Material Adverse Effect or (ii) would materially delay or prevent the consummation of any of the Transactions or would otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement.
SECTION 3.12    Employee Benefit Plans.
a.    Section 3.12(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Subsidiary and any employee of the Company or any Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Subsidiary (collectively, the “Plans”). Each Plan is in writing and the Company has furnished to Parent a true and complete copy of each Plan and has delivered to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.
b.    None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). None of the Plans (i) provides for the payment of separation, severance, termination or similar‑type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or similar‑type benefits solely or partially as a result of any transaction contemplated by this Agreement, (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a “change in the ownership or effective control,” within the meaning of such term under Section 280G of the Code or (iv) provides for any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or any Subsidiary. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary, except as required by applicable law. No Plan provides health or disability benefits that are not fully insured through an insurance contract. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.
c.    Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.
d.    Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and , to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
e.    There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the

Company nor entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA (each, an “ERISA Affiliate”) has ever incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability.
f.    All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.
g.    All directors, officers, management employees, and technical and professional employees of the Company and the Subsidiaries are under written obligation to the Company and the Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.
h.    Each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
i.    No Plan, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code or any other provision of the Code or any similar foreign law, as a result of the transactions contemplated by this Agreement alone or together with any other event.
j.    In addition to the foregoing, with respect to each Plan that is not subject to United States law (a “Non-U.S. Benefit Plan”):
i.all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;
ii.the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and
iii.each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan is now and always has been operated in full compliance with all applicable non‑United States laws.
SECTION 3.13    Labor and Employment Matters.
a.    Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract, or work rules or practices agreed to with any labor union, binding on the Company with respect to any of the Company's operations, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (iv) there are no and in the past three years there has been no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (v) there is no, and during the past three years there has not been any strike, picketing of any nature, labor dispute, slowdown or any other concerted interference with normal operations, work stoppage or lockout, or, to the knowledge of the Company, threatened against or affecting the business of the Company. The consent of the labor unions which are a party to the collective bargaining agreements listed in Section 3.13(a) of the Company Disclosure Schedule is not required to consummate the Transactions.
b.    The Company is in material compliance with all federal, state, city, or other laws, regulations or requirements arising from its status as a government contractor, including, without limitation, its equal opportunity and affirmative action obligations pursuant to Executive Order 11246 and the regulations implemented by the Office of Federal Contract Compliance Programs. The Company is also in material compliance with the terms of any contract with any government agency.
c.    Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, the Company and the Subsidiaries are in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, wages and hours, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company maintains a discretionary vacation and paid time off policy that does not permit employees to accrue vacation or paid time off. No employees have accrued vacation or paid time off and therefore no employee would or will be entitled to receive cash payments for accrued but unused vacation or paid time off if such employee were to be terminated. The Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim and within the last three years there has been no claim with respect to payment of wages, salary, vacation, paid time off or overtime pay or unfair labor practices that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party or within the last three years has been a party to, or otherwise bound by, any consent decree with, or order, injunction, judgment or citation by, any Governmental Authority or private settlement contract relating to employees or employment practices. There is no and within the last three years there has been no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company. There is no and within the last three years there has been no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employs any person. None of the employment policies or practices of the Company are currently being audited or investigated, or to the knowledge of the Company, subject to imminent audit or investigation by any Governmental Authority.
d.    Section 3.13(d) of the Company Disclosure Schedule contains a true, complete and accurate list of all of the directors, officers and other employees of Company and its respective Subsidiaries, describing for each such employee the title, whether classified as exempt or non-exempt for wage and hour purposes, annual base salary, whether paid on a salary, hourly or commission basis and the actual rates of compensation, average scheduled hours per week, bonus potential, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration), the total amount of bonus, severance and other amounts to be paid to such employee if such employee were terminated at or following the Closing and, for any employee whose authority to work in the United States arises from a visa, the class of visa, date of expiration and copy of such visa. Section 3.13(d) of the Company Disclosure Schedule also contains a true, complete and accurate list of all of the independent contractors, consultants, freelancers, temporary employees, leased employees or other servants or agents currently employed or used with respect to the operation of the business of the Company or its Subsidiaries and earning more than $20,000 on an annualized basis or involved in the development of Company Owned Intellectual Property and classified as other than employees or compensated other than through wages paid by the Company or its Subsidiaries through such Company's or such Subsidiary's payroll department and reported on a form W-4 (“Contingent Workers”) and indicating whether such Contingent Worker has a written agreement with the Company. Except as contemplated by this Agreement or as set forth on Section 3.13(d) of the Company Disclosure Schedule, to the knowledge of Company, (i) no Key Employee has expressed any plans to terminate his or her employment or service arrangement with the

Company or its Subsidiaries and (ii) since January 1, 2012 no employee of the Company has been terminated or voluntarily resigned for any reason. The Company made available to Parent true and correct copies of all written agreements with the current Contingent Workers.
e.    All employees are employed at-will and no employees are subject to any contract with the Company. The Company is in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986 and, among other things, has a fully completed Form I‑9 for each employee.
f.    To the extent that any Contingent Workers are employed, the Company or any Subsidiary of the Company has properly classified and treated them in accordance with applicable laws and for purposes of all employee benefit plans and perquisites, except for any misclassifications or mistreatments that, individually or in the aggregate, has had a Company Material Adverse Effect.
g.    Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, the Company or any Subsidiary of the Company has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary of the Company, and, during the ninety-day period preceding the date hereof, no employee has suffered an “employment loss,” with respect to the Company or any Subsidiary of the Company as defined in the WARN Act. Section 3.13(g) of the Company Disclosure Schedule sets forth for each employee who has suffered such an “employment loss” during the ninety-day period preceding the date hereof (i) the name of such employee, (ii) the date of hire of such employee, (iii) such employee's regularly scheduled hours over the six-month period prior to such “employment loss,” (iv) the reason for the “employment loss,” and (v) such employee's last job title(s), location, assignment(s) and department(s).
h.    Neither the Company nor any Subsidiary of the Company has made any representation, promise or guarantee, express or implied, to any employee or Contingent Worker regarding (i) whether the Parent intends to retain or offer to retain such individual, or (ii) to terms and conditions on which the Parent may retain or offer to retain such individual.
SECTION 3.14    Proxy Statement.
The Proxy Statement (and any amendment thereof or supplement thereto), when filed with the SEC, when first published, distributed, disseminated or otherwise made available to the stockholders of the Company, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent or Merger Sub (or any of Parent or Merger Sub's directors, officers, employees, agents or other representatives) for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

SECTION 3.15    Real Property; Title to Assets.
a.    The Company does not own any, nor has the Company ever owned any, real property, nor is the Company party to any agreement to purchase or sell any real property. Section 3.15(a) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable (and unpaid) by the Company or any Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been delivered to Parent. To the Company's knowledge, all such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (after the giving of any required notice and the expiration of any applicable cure period) by the Company or any Subsidiary or, to the Company's knowledge, by the other party to such lease or sublease.
b.    There are no material contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Subsidiary for the purposes for which it is currently being used. To the Company's knowledge there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Subsidiary other than those that would not, individually or in the aggregate, have a Company Material Adverse Effect.
c.    Each of the Company and the Subsidiaries has valid leasehold or subleasehold interests in all of its real properties and assets used or held for use in its business, free and clear of any liens except for (i) liens with an aggregate value of less than $250,000 or (ii) statutory liens for Taxes or other governmental charges not yet due and payable, or mechanics' or similar liens arising in the ordinary course of business that are not individually or in the aggregate material in amount.
SECTION 3.16    Personal Property; Title to Assets.
Except as would not have a Material Adverse Effect, the Company has good and valid title to all of the personal properties and assets, tangible and intangible, that it purports to own, and valid leasehold interests in all of the material personal properties and assets, tangible and intangible (other than Intellectual Property, which is covered in Section 3.17), that it purports to lease, in each case including the personal properties and material assets reflected in the Company's most recent balance sheet included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, filed with the SEC, but excluding any personal property or assets that are no longer used or useful for the conduct of the business of the Company as presently conducted or that have been disposed of in the ordinary course of business since September 30, 2012.
SECTION 3.17    Intellectual Property.
a.    Section 3.17(a) of the Company Disclosure Schedule contains a true, complete and accurate list of all (i) Patents owned by or exclusively licensed to the Company and the Subsidiaries (“Company Patents”), registered Marks owned by or exclusively licensed to the Company or any Subsidiary (“Company Marks”) and registered Copyrights owned by or exclusively licensed to the Company or any Subsidiary (“Company Copyrights”), (ii) Licenses-In, (iii) Licenses-Out, and (iv) products, computer programs and/or services currently being manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by the Company or any Subsidiary (the “Products”).
b.    The conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and to the Company's knowledge as of the date of this Agreement, no claim is pending or has been asserted in writing to the Company that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property Rights of any third party.
c.    With respect to each item of Intellectual Property owned by the Company or a Subsidiary (“Company Owned Intellectual Property”), (i) the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business without any limitations or restrictions (other than those imposed by applicable Laws), and (ii) to the Company's knowledge as of the date of this Agreement the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part.
d.    With respect to each item of Intellectual Property licensed to the Company or a Subsidiary (“Company Licensed Intellectual Property”), (i) to the Company's knowledge as of the date of this Agreement, the Company or a Subsidiary has all necessary rights to use such Company Licensed Intellectual Property in the continued operation of its respective business as presently conducted in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property, and, (ii) to the knowledge of the Company as of the date of this Agreement, (A) such Company Licensed Intellectual Property is valid and enforceable, (B) such license agreement is binding on all parties to such license and is in full force and effect, and (C) no party to such license of the Company Licensed Intellectual Property is in material breach thereof or material default thereunder.
e.    To the knowledge of the Company as of the date of this Agreement, no person is engaging in or, during the three (3) year period preceding the date of this Agreement, has engaged in any activity that infringes upon the Company Owned Intellectual Property, nor has there been any misappropriation by any person or entity of any of the Company Owned Intellectual Property, and neither the Company nor any of the Subsidiaries have received any notice of such activities.
f.    All of the Key IP Employees, and all former and current employees, consultants and contractors of the Company and the Subsidiaries who have been materially involved in the development of Company Owned Intellectual Property or Products during the preceding five (5) years or who have been involved in the development of any current Products, have executed written instruments with the Company or such Subsidiary that assign to the Company or such Subsidiary all rights, title and interest in and to any and all inventions, improvements, discoveries, writings and other works of authorship, and information developed by such employees, consultants, and contractors within the scope of their engagement by the Company or its Subsidiaries and Intellectual Property rights relating thereto; and in each case where a Company Patent is owned by the Company or any Subsidiary by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts owned by the Company or any Subsidiary are registered or issued.
g.    Neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company's rights with respect to any Company Owned Intellectual Property or the termination of the Company's license rights to any Company Licensed Intellectual Property that is material to the business of the Company as currently conducted.
h.    Neither the Company nor any Subsidiary has granted any current or contingent right, license or interest in or to the source code of the Products, and, since the Company and the Subsidiaries developed the source code of the Products, neither the Company nor any Subsidiary has provided or disclosed the source code of the Products to any person or entity other than an employee of the Company or any Subsidiary or a contractor performing services for the benefit of the Company or any Subsidiary, in each case such disclosure being subject to valid and enforceable confidentiality restrictions.
i.    Except as would not, individually or in the aggregate, produce a Company Material Adverse Effect, the Products perform in accordance with their documented specifications and as the Company and the Subsidiaries have warranted to their customers.
j.    To the Company's knowledge as of the date of this Agreement, the Products do not contain any “viruses,” “worms,” “time‑bombs,” “key-locks,” or any other devices that are designed to maliciously disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the integrity of the data, information or signals the Products produce in a manner adverse to the Company, any Subsidiary or any customer, licensee or recipient.
k.The Company has not, in connection with the Products currently being sold, licensed or distributed by the Company or by any Subsidiary: (i) distributed Open Source Materials in violation of the applicable license to such Open Source Materials in conjunction with any other software developed or distributed by the Company; or (ii) used Open Source Materials in a manner that creates, or purports to create, obligations for the Company to grant to any third party, any rights or immunities under Company Owned Intellectual Property rights (including, but not limited to, using any Open Source Materials in a manner that requires, as a condition of such use, that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge or minimal charge). As used herein, “Open Source Materials” means all software, documentation or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described as an “Open Source License” by the Open Source Initiative as set forth on www.opensource.org
SECTION 3.18    Taxes.
a.    The Company and the Subsidiaries have timely filed all material United States federal, state, local and non-United States Tax Returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged (whether or not shown on any Tax Return), other than such Taxes the non-payment of which would not, individually or in the aggregate, have a Company Material Adverse Effect. All such Tax Returns are true, accurate and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. Section 3.18(a) of the Company Disclosure Schedule lists all material United States federal, state, local, and non-U.S. income Tax Returns filed with respect to any of the Company or its Subsidiaries for taxable periods ended on or after December 31, 2009, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit and with respect to which, to the knowledge of the Company, an audit has been threatened. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 2009. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Each of the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, other than any such Taxes for which the failure to withhold and pay over would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any material amount of Taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the 2012 Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP, other than such Taxes the non-payment of which would not, individually or in the aggregate, have a Company Material Adverse Effect. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due. Neither the Company nor any of the Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years.

b.    Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local, or non-U.S. Tax law). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b). Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement, other than any such agreement to which only the Company and any of its Subsidiaries are parties. Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.
c.    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
i.change in method of accounting for a taxable period ending on or prior to the Closing Date;
ii.“closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;
iii.intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);
iv.installment sale or open transaction disposition made on or prior to the Closing Date;
v.prepaid amount received on or prior to the Closing Date; or
vi.election under Code §108(i).
SECTION 3.19    Environmental Matters.
Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) none of the Company nor any of the Subsidiaries has violated or is in violation of any Environmental Law; (b) to the Company's knowledge none of the properties currently or formerly owned, leased or operated by the Company or any Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) none of the Company or any of the Subsidiaries is actually, potentially or allegedly liable for any off‑site contamination by Hazardous Substances; (d) none of the Company or any of the Subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (e) each of the Company and each Subsidiary has all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); and (f) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.
SECTION 3.20    Material Contracts.
a.    Subsections (i) through (xvii) of Section 3.20 of the Company Disclosure Schedule list all of the following types of contracts, commitments, arrangements, leases and agreements (whether or not written) (a “Contract”) to which the Company or any Subsidiary is a party (such Contracts as are required to be set forth in Section 3.20 of the Company Disclosure Schedule being the “Material Contracts”):
i.    each “material contract” (as such term is defined in Item 610(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;
ii.    each Contract which is likely to involve consideration of more than $600,000, in the aggregate, over the remaining term of such contract or agreement;
iii.    joint venture contracts, partnership arrangements or other agreements involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary with any third party and having a prospective value in excess of $150,000;
iv.    executive management Contracts including any Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;
v.    any (a) employment, consulting or other Contract of the Company or any of its Subsidiaries with (A) any member of Company Board or a member of the board of directors of any Subsidiary of the Company, (B) any executive officer of the Company or any of its Subsidiaries or (C) any other employee of the Company or any of its Subsidiaries earning an annual salary equal to or in excess of $200,000, other than arrangements terminable by the Company without severance or other costs to the Company, or (b) any consulting agreement with a third party providing for compensation in excess of $150,000;
vi.    Contracts evidencing Indebtedness in excess of $250,000;
vii.Contracts with any Governmental Authority to which the Company or any Subsidiary is a party that provides for payment to or from the Company in excess of $200,000;

viii.Contracts that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;
ix.Contracts that provide for the grant of “most favored nation” pricing or terms, establish an exclusive sale or distribution obligation for the Company or exclusive purchase obligation for the Company or contain any minimum purchase requirement for the Company;
x.Contracts providing for benefits under any Plan;
xi.Contracts that result in any person or entity holding a power of attorney from the Company or any Subsidiary that relates to the Company, any Subsidiary or their respective businesses (other than powers of attorney granted in the ordinary course of business);
xii.Contracts with the Company's top twenty-five customers based on bookings for fiscal 2012 and top twenty-five vendors (each, a “Top Supplier”), in each case during the twelve-month period ended as of the date of this Agreement;
xiii.Contracts (A) under which the Company or any Subsidiary is granted rights by others to use any material Intellectual Property (other than Contracts granting the Company or any of its Subsidiaries rights to use readily available commercial software utilized by the Company or any Subsidiary) (“Licenses-In”), (B) under which the Company or any Subsidiary has granted rights to others in any material Company Owned Intellectual Property (other than customer, distributor, or supplier agreements) (“Licenses-Out”); or (C) restricting the Company's rights to use or register any material Company Owned Intellectual Property;
xiv.Contracts pursuant to which the Company or any of its Subsidiaries provides source code to any third party for any Company product, including any contract to put such source code in escrow with a third party on behalf of a licensee or contracting party;
xv.Contracts with any affiliate (as such term is defined in Rule 405 of the Securities Act of 1933);
xvi.Contracts providing for indemnification by the Company or any of its Subsidiaries of any person, except for revenue generating, customer, vendor, commercial or licensing contracts entered into in the ordinary course of business; or
xvii.Contracts involving the acquisition from another person, or disposition to another person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person which (A) was entered into after December 31, 2011, or that has not yet been consummated and which provides for aggregate consideration under such Contract (or series of related Contracts) in excess of $250,000 or the issuance of Company Common Stock (other than acquisitions or dispositions of assets in the ordinary course of business), or (B) contains representations, covenants, indemnities or other obligations that would reasonably be expected to result in payments in excess of $100,000.
b.    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and none of the Material Contracts is in default by its terms or has been cancelled by the other party; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Subsidiaries have not received any claim of default under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any other Transaction hereunder shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the Company or any Subsidiary under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.
SECTION 3.21    Insurance.
a.    Section 3.21 of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, and (iii) the period, scope and amount of coverage. All material insurable risks of the Company and the Subsidiaries in respect of the businesses of each are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and the Subsidiaries are engaged.
b.    With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
c.    At no time subsequent to October 1, 2009, has the Company or any Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 3.21 of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

SECTION 3.22    Board Approval; Vote Required.
a.    The Company Board, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined below).
b.    The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other Transactions is the Requisite Company Stockholder Approval.
SECTION 3.23    Customer and Suppliers.
(a)    Section 3.23(a) of the Company Disclosure Schedule sets forth the Company's customers who represent approximately 70% of the Company's revenue for fiscal 2012 (each a “Top Customer” and, together the “Top Customers”).
(b)    Except as set forth on Section 3.23(b) of the Company Disclosure Schedule, since January 1, 2012, no Top Customer and no Top Supplier, (i) has cancelled or otherwise terminated any Contract with the Company or any Subsidiary prior to the expiration of the Contract term, (ii) has returned a substantial amount of any of the products, equipment, goods and services purchased from the Company or any Subsidiary, (iii) has threatened, or indicated its intention, in each case in writing, to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Subsidiary of any products, equipment, goods or services, or (iv) has delivered or otherwise communicated to the Company or any of its representatives in writing any material complaint or notice of dispute with respect to any products, equipment, goods or services. Neither the Company nor any Subsidiary has (i) materially breached any Contract with or (ii) engaged in any fraudulent conduct with respect to any such customer or supplier of the Company or a Subsidiary. To the knowledge of those individuals listed on Schedule 3.23(b), since January 1, 2012, none of the Top Customers has orally (x) threatened or indicated its intention to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Subsidiary of any products, equipment, goods or services, or (y) communicated to the Company or any of its representatives any material complaint or notice of dispute with respect to any products, equipment, goods or services.
SECTION 3.24    Certain Business Practices.
None of the Company, any Subsidiary or any directors or officers or, to the Company's knowledge, employees of the Company or any Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or any similar applicable foreign, federal or state Law; or (iii) made any payment in the nature of criminal bribery.
SECTION 3.25    Interested Party Transactions.
Except as set forth on Section 3.25 of the Company Disclosure Schedule, no director, officer or other affiliate of the Company or any Subsidiary has or has had, directly or indirectly, (i) a material economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services; (iii) a beneficial interest in any Contract disclosed in Section 3.20 or 3.23 of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any Subsidiary; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.25. The Company and the Subsidiaries have not, since February 1, 2011, (A) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (B) materially modified any term of any such extension or maintenance of credit.
SECTION 3.26    [Reserved].
SECTION 3.27    Privacy and Information Security.
a.    There is no Action brought against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened involving any: (1) alleged violation by the Company of a Privacy Law or (2) Processing by the Company of Personally Identifiable Information.
b.    The Company is not subject to any Order promulgated by a court or other judicial body relating to Privacy Laws or such Company's Processing of Personally Identifiable Information.
c.    To the Company's knowledge, within the three years prior to the date of this Agreement, (i) the Company has not experienced a material Information Security Incident and (ii) no service provider that Processes Personally Identifiable Information on behalf of the Company or any of its Subsidiaries, has experienced a material Information Security Incident involving such Personally Identifiable Information.
SECTION 3.28    Database.
a.    Section 3.28(a) of the Company Disclosure Schedule sets forth, as of December 27, 2012, the following information: (i) the total number of Registered Users; (ii) the number of physician Registered Users versus non-physician Registered Users; (iii) the number of Registered Users physicians broken down by their specialty; and (iv) the number of U.S. physician Registered Users versus non-U.S. physician Registered Users.

b.    Section 3.28(b) of the Company Disclosure Schedule sets forth, as of December 27, 2012, the following information: (i) the total number of Active Registered Users; (ii) the number of physician Active Registered Users versus non-physician Active Registered Users; (iii) the number of Active Registered Users broken down by their specialty; and (iv) the number of U.S. physician Active Registered Users versus non-U.S. physician Active Registered Users.
c.    Except as set forth on Section 3.28(c) of the Company Disclosure Schedule, within the five years prior to the date of this Agreement, the Company has maintained reasonable procedures to assure all Personally Identifiable Information on the Registered Users held by the Company is strictly confidential, and the Company has not sold (other than in connection with the transaction contemplated hereby or as is consistent with the Company's privacy policy), rented or disclosed any such Personally Identifiable Information to any person and has complied with all applicable Privacy Laws concerning data protection and privacy in the jurisdictions where the Company does substantial business.
d.    The Company is the owner of the Database and all applicable copyrights, trade secrets and other similar Intellectual Property rights covering the Database. For purposes of this Agreement, the “Database” means the database of data pertaining to the Registered Users of the Company's products and services that was gathered by the Company from such Registered Users or elsewhere.
SECTION 3.29    Site Content.
To the knowledge of the Company, no author or editor of any content created by an employee of the Company used in the Company's products and services (the “Content”) has been paid any amount by any pharmaceutical manufacturer or any other person (other than the Company) in connection with or related to the subject matter of that portion of the Content authored or edited, as applicable, by such author or editor.
SECTION 3.30    Accounts Receivable.
Each of the accounts and notes receivable of any of the Company and its Subsidiaries reflected in the Company's financial statements dated September 30, 2012, (i) has arisen from a bona fide sales transaction in the ordinary course of business and is payable on ordinary trade terms, (ii) is the legal, valid and binding obligation of the respective debtor, enforceable against such debtor in accordance with its respective terms, (iii) is not subject to any valid set off or counterclaim, and (iv) is not the subject of any pending Actions brought by or on behalf of the Company or any of its Subsidiaries. There are no security arrangements or collateral securing the repayment or other satisfaction of receivables of the Company or any of its Subsidiaries.
SECTION 3.31    Opinion of Financial Advisor.
The Company has received the written opinion of Piper Jaffray, dated the date of this Agreement, to the effect that, as of the date of this Agreement, based on the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair, from a financial point of view, to the Company's stockholders (other than Parent and Merger Sub), a copy of which opinion will be delivered (solely for informational purposes) to Parent promptly after receipt thereof by the Company.
SECTION 3.32    Brokers.
No broker, finder or investment banker (other than Piper Jaffray) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger and other Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a true, complete and correct copy of all agreements between the Company and Piper Jaffray pursuant to which such firm would be entitled to any payment relating to the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
SECTION 4.01    Corporate Organization.
Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
SECTION 4.02    Authority Relative to This Agreement.
Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (subject, as to enforcement of remedies, to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general applicability relating to or affecting the rights and remedies of creditors generally and (b) general principles of equity).
SECTION 4.03    No Conflict; Required Filings and Consents.
a.    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By‑laws (or any equivalent organizational document) of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any material property or asset of either of them is bound or affected, including the Credit Agreement, dated as of October 20, 2011, by and among athenahealth, Inc., Bank of America, N.A., in its capacity as administrative agent, and the other parties thereto (as amended, restated, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”) and the commitment letter, dated as of January 4, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Commitment Letter”), by and between athenahealth, Inc. and Bank of America, N.A. (“Bank of America”).
b.    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the HSR Act, the Exchange Act, the Securities Act, Blue Sky Laws, (ii) filings or notifications as may be required under the rules and regulations of NASDAQ, and (iii) filing and recordation of appropriate merger documents as required by the DGCL.
SECTION 4.04    Funds.
Parent will have at the Closing sufficient funds available (through existing borrowing facilities, commitments from lenders or otherwise) to permit it to consummate the Transaction in accordance with the terms of this Agreement. To the extent funding under the Credit Agreement is required at the Closing to pay the Merger Consideration, the conditions precedent to funding under the Credit Agreement (and, if applicable, the Commitment Letter) will be met at the time of the Closing (after giving effect to the Transactions).  The consummation of the Merger will be a Permitted Acquisition (as defined in the Credit Agreement) at the time of the Closing.
SECTION 4.05    Brokers.
No broker, finder or investment banker (other than Linnemann Associates) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION4.06	Information Provided.
None of the information provided (or to be provided) by or on behalf of Parent or Merger Sub or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
SECTION 4.07    No Interested Stockholder.
Prior to the Company Board approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other Person, was at any time, or became, an “interested shareholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Merger or any transactions contemplated by this Agreement.
SECTION 4.08    No Other Representations; Non-Reliance.
Parent and Merger Sub each acknowledge that neither the Company nor any Subsidiary of the Company has made or is making any representations or warranties whatsoever in connection with the transactions contemplated by this Agreement, express or implied, except as provided in Article III, and that neither Parent nor Merger Sub is relying or has relied on any representations or warranties whatsoever in connection with the transactions contemplated by this Agreement, express or implied, except as provided in Article III.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 5.01    Conduct of Business by the Company Pending the Merger.
a.The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise provide prior consent in writing, which may not be unreasonably withheld, conditioned or delayed, provided, however, that the Company shall not be required to obtain consent if doing so may violate antitrust Law (provided that the Company provides notice of such belief to Parent promptly):
i.the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and
ii.the Company and each of its Subsidiaries shall use their commercially reasonable efforts to preserve substantially intact the business organization goodwill and other existing assets of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries, to maintain and preserve intact the current relationships of the Company and the Subsidiaries with customers, suppliers, distributors, creditors and other persons with which the Company or any Subsidiary has significant business relations, and to comply in all material respects with applicable Law.

b.By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, which may not be unreasonably withheld, conditioned or delayed, provided, however, that the Company shall not be required to obtain consent if doing so may violate antitrust Law (provided that the Company provides notice of such belief to Parent promptly):
i.amend or otherwise change its Certificate of Incorporation or By‑laws or equivalent organizational documents;
ii.issue, sell, pledge, dispose of, grant, award or encumber, or authorize the issuance, sale, pledge, disposition, grant, award or encumbrance of, any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights or equity of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date hereof);
iii.sell, pledge, dispose of, grant or encumber, or permit an encumbrance to exist on, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any material assets of the Company or any of its Subsidiaries;
iv.declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
v.adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;
vi.(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice; (C) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice and provided such contract or agreement shall not involve any discounts in excess of 25%; (D) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $450,000 for the Company and the Subsidiaries taken as a whole, except as consistent with Company business plans that have been disclosed to Parent; or (E) enter into or amend any contract, agreement, commitment or arrangement with respect to any Contract or matter set forth in this Section 5.01(b)(vi);

vii.(A) hire any employees in the position of Vice President or above; (B) take any action which could reasonably be expected to give rise to a claim for “good reason” or any similar claim by any employee; or (C) terminate the employment of employees in the position of Vice President or above (other than for cause, so long as prior notice of such termination is given to Parent);
viii.hire any additional employees or increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees or independent contractors, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer employee or other independent contractors of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or independent contractor, or loan or advance any money or property to any director, officer, employee or independent contractor, or grant any equity or equity-based awards;
ix.exercise its discretion with respect to or otherwise voluntarily accelerate the lapse of restriction or vesting of any Company Stock Option or Company RSU as a result of the Merger, any other change of control of the Company (as defined in the Company Stock Option Plans) or otherwise;
x.terminate, discontinue, close or dispose of any plant, facility or other business operation, or lay off any employees (other than layoffs of less than 10 employees in any six-month period in the ordinary course of business consistent with past practice) or implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future;
xi.take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;
xii.make, change or rescind any material Tax election, settle or compromise any material United States federal, state, local or non-United States income tax liability, change an annual accounting period, adopt or change any accounting method, file any material amended Tax Return, enter into any closing agreement, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries;
xiii.pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 2012 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;
xiv.enter into, amend, modify, in a manner that is adverse to the Company, or consent to the termination of any Material Contract (other than terminations consented to in the ordinary course of business, consistent with past practice and without financial penalty to the Company or any Subsidiaries), or enter into, amend, waive, modify, in a manner that is adverse to the Company, or consent to the termination of the Company's or any Subsidiary's rights thereunder (other than terminations consented to in the ordinary course of business, consistent with past practice and without financial penalty to the Company or any Subsidiaries);
xv.commence, compromise, settle or come to an arrangement regarding, or agree or consent to compromise, settle or come to an arrangement regarding, any Action;
xvi.permit any item of Company Owned Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of Company Owned Intellectual Property;
xvii.(A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Company Owned Intellectual Property or Company Licensed Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and material Taxes, to maintain and protect its interest in Company Owned Intellectual Property or Company Licensed Intellectual Property; (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any Company Owned Intellectual Property or Company Licensed Intellectual Property, except in the ordinary course of business consistent with past practice; (C) develop, create or invent any Intellectual Property jointly with any third party, except under existing arrangements that have been disclosed to Parent; (D) disclose or allow to be disclosed any confidential information or confidential Company Owned Intellectual Property or Company Licensed Intellectual Property to any person, other than employees of the Company or its Subsidiaries that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof, except under existing arrangements that have been disclosed to Parent; or (E) fail to notify Parent promptly of any infringement, misappropriation or other violation of or conflict with any material Company Owned Intellectual Property or Company Licensed Intellectual Property of which the Company or any of its Subsidiaries becomes aware and to consult with Parent regarding the actions (if any) to take to protect such Company Owned Intellectual Property or Company Licensed Intellectual Property;
xviii.fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;
xix.fail to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the Company's and its Subsidiaries' past practice;

xx.write down or write up or fail to write down or write up the value of any receivables or revalue any assets of the Company, other than in the ordinary course of business and in accordance with GAAP;
xxi.form any Subsidiary;
xxii.enter into any agreement, understanding or arrangement with respect to the voting or registration of the capital stock of the Company or any of its Subsidiaries;
xxiii.take any action to render inapplicable, or to exempt any third party from, the provisions of any antitakeover Laws of any Governmental Authority;
xxiv.knowingly take or fail to take any action in breach of this Agreement or for the purpose of materially delaying or preventing (or which would be reasonably expected to materially delay or prevent) the consummation of the transactions contemplated hereby;
xxv.authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries; or
xxvi.announce an intention, authorize, resolve, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing or any other action inconsistent with the foregoing.
c.In addition, between the date of this Agreement and the Effective Time, the Company and its Subsidiaries shall (i) prepare and timely file all material Tax returns required to be filed (and shall provide Parent with copies of such material Tax returns a reasonable period of time prior to filing for Parent's review, but not approval, and shall incorporate in any final draft Parent's reasonable comments, to the extent consistent with applicable law), (ii) timely pay all Taxes shown to be due and payable on such material Tax Returns, and (iii) promptly notify Parent of any notice of any suit, claim, action, investigation, audit or proceeding in respect of any Tax matters (or any significant developments with respect to ongoing suits, claims, actions, investigations, audits or proceedings in respect of such material Tax matters).
ARTICLE VI
ADDITIONAL AGREEMENTS
SECTION 6.01    Proxy Statement.
a.As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC the preliminary proxy statement to be sent to the stockholders of the Company relating to the Company Stockholders' Meeting (as defined in Section 6.02) (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), it being understood and agreed that the preliminary proxy statement shall in no event be filed with the SEC later than the twentieth calendar day following the date of this Agreement. The Company shall respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Parent shall furnish all information concerning it to the Company as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly (but in any event within one business day) notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all written correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed, except as to each of clauses “(i)” through “(iii)” subject to the right of the Company to make a Change in the Company Recommendation in accordance with Section 6.04(c) of this Agreement (and with respect to every disclosure relating thereto). After all of the comments received from the SEC have been cleared by the SEC staff (or, if applicable, after the expiration of the applicable period for comment) and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be disseminated (including by electronic delivery if permitted) as promptly as reasonably practicable, to its stockholders of record, as of the record date established by the Company Board and shall furnish the information required to be provided to the stockholders of the Company pursuant to the DGCL and any other applicable Law. If at any time prior to the Company Stockholders' Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.
b.Subject to Sections 6.04(c) and 6.04(d), the Proxy Statement shall include the recommendation of the Company Board to the stockholders of the Company in favor of approval and adoption of this Agreement (the “Company Recommendation”). Except as provided in Section 6.04(c) or in Section 6.04(d), the Company covenants that none of the Company Board or any committee thereof shall withdraw, amend, change or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation or propose publicly to withdraw, amend, modify or change in a manner adverse to Parent or Merger Sub the Company Recommendation (a “Change in the Company Recommendation”).

c.Parent represents that the information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, and (iii) the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
d.The Company represents that the information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, and (iii) the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement including the Proxy Statement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
SECTION 6.02    Company Stockholders' Meeting.
The Company shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the fifth business day immediately following the date of the public announcement of the execution of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting the Company shall cause to occur as soon as commercially practicable (taking into account applicable Law and desirable time for solicitation of votes) but in any event within 35 days following the mailing of the Proxy Statement to the extent practicable taking into account applicable Law (and taking into account any instruction and/or advice provided by the SEC), such date to be selected after consulting with Parent (the “Company Stockholders' Meeting”), for the purpose of voting upon the approval and adoption of this Agreement; provided, however, that (a) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Company Stockholders' Meeting by no more than ten business days and the Company shall use its commercially reasonable efforts during such ten business day period to obtain such a quorum as soon as practicable and (b) the Company shall not, without the prior written consent of Parent, delay the Company Stockholders' Meeting except to the extent (and only to the extent) the Company reasonably determines that such delay is required by applicable Law to comply with written or oral comments made by the SEC with respect to the Proxy Statement. Subject to Section 6.04(c), the Company Board shall recommend to holders of the Shares that they adopt and approve this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Transaction. The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders, except in the event and to the extent that the Company Board, in accordance with Section 6.04(c), makes a Change in the Company Recommendation.
SECTION 6.03    Access to Information; Confidentiality.
a.Except as prohibited by applicable Law (including antitrust Law), from the date of this Agreement until the Effective Time, the Company shall: (i) provide to Parent (and Parent's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access, at reasonable times during normal business hours and upon prior reasonable notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as Parent or its Representatives may reasonably request, except for (x) documents prepared in connection with the consideration of a Competing Transaction that did not result from a breach of Section 6.04, or (y) materials prepared in connection with the Company Board's consideration of the Transactions (unless otherwise required to be furnished pursuant to this Agreement or applicable Law); provided, however, that the Company shall have no obligation to provide such access or furnish such information to the extent it may result in the loss of attorney-client privilege. The parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
b.All information obtained by Parent pursuant to this Section 6.03 shall be kept confidential in accordance with that certain confidentiality letter agreement, dated August 30, 2012, between Parent and the Company (the “Confidentiality Agreement”).
c.No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
SECTION 6.04    No Solicitation of Transactions.
a.The Company agrees that neither it nor any Subsidiary nor any of the directors or officers of it or any Subsidiary will, and that it will cause its and its Subsidiaries' agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Subsidiary), not to, and shall not authorize or permit its employees to, directly or indirectly: (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing nonpublic information or assistance), or take any other action intended to induce or facilitate, any inquiries with respect to, or the making of any indication of interest, proposal or offer (including, without limitation, any indication of interest, proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below); (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction; (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to or reasonably likely to lead to any Competing Transaction (except for a confidentiality agreement as contemplated by Section 6.04(b)(A)(iii)) or enter into any contract, arrangement or agreement in principal requiring the Company to abandon, terminate or fail to consummate the Merger or any other Transaction contemplated by this Agreement or resolve, propose or agree to do any of the foregoing; (iv) terminate, amend, waive or fail to use commercially reasonable efforts to enforce any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any person, or (v) authorize or permit any of the officers, directors or employees of the Company or any of its Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries, to take any such action (the obligations described in the foregoing clauses “(i)” through “(iii)” and the foregoing clause “(v)” (as it relates to the foregoing clauses “(i)” through “(iii)”) shall be referred to herein collectively as the “Specified No Solicitation Obligations”). The Company shall notify Parent as promptly as practicable (and in any event within twenty-four hours after the Company attains knowledge thereof if such knowledge is obtained in writing or one business day if such knowledge is obtained in any other manner), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, such notice to include the identity of the person making any such inquiry, request, proposal or expression of interest and the material terms and conditions of such inquiry, request, proposal or expression of interest (including, if in written form, a copy of such inquiry, request, proposal or expression of interest). The Company immediately shall cease and cause to be terminated all existing activities, discussions or negotiations with any parties conducted heretofore with respect to or which would reasonably be expected to lead to a Competing Transaction. The Company shall promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any Subsidiary, if any, to return (or if permitted by the applicable confidentiality agreement, destroy) all confidential information heretofore furnished to such person by or on behalf of the Company or any Subsidiary. Any violation of this Section 6.04 by any representative of the Company, or by any Subsidiary or representative of any Subsidiary of the Company, shall constitute a breach hereof by the Company. For the avoidance of doubt, the fact that a representative of the Company has referred a third party to a publicly filed copy of this Agreement, without more, shall not in itself be deemed a breach of the Specified No Solicitation Obligations.
b.Notwithstanding anything to the contrary in this Agreement, from the date hereof and prior to the Company Stockholders' Meeting, the Company Board may furnish information to, and enter into discussions and negotiations with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction (a “Qualified Bidder”) if, and only if, (A) such proposal or offer did not result from a breach of the provisions of this Section 6.04; (B) the Company Board has (i) determined, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation), that such proposal or offer constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) and the Company Board determines in good faith (after consultation with outside legal counsel) that, the failure of the Company Board to take such action would be inconsistent with the Company Board's fiduciary duties under applicable Law; (ii) provided written notice to Parent of its intent to furnish information or enter into discussions and negotiations with such Qualified Bidder at least one business day prior to taking any such action and shall provide Parent with at least forty-eight hours prior written notice (or such shorter period of time as given to the members of the Company Board) of any meeting of the Company Board or any committee thereof at which the Company Board or such committee is expected to consider any Competing Transaction; and (iii) obtained from such Qualified Bidder (if one does not already exist) an executed confidentiality agreement (the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement) and (C) the Company simultaneously provides or makes available to Parent any non-public information concerning the Company or its Subsidiaries provided or made available to such Qualified Bidder which was not previously provided or made available to Parent. The Company shall update the Parent as to any material developments with respect to such discussions and negotiations.
c.Except as set forth in this Section 6.04(c) or in Section 6.04(d), neither the Company Board nor any committee thereof shall make a Change in the Company Recommendation or approve or recommend, or cause or permit the Company to enter into any letter of intent, or other contract, agreement or obligation with respect to, any Competing Transaction (other than a confidentiality agreement contemplated by subsection (b)(A)(iii) of this Section 6.04). Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Agreement, at any time prior to the time of the Company Stockholders' Meeting, the Company may make a Change in the Company Recommendation and thereafter may terminate this Agreement pursuant to Section 8.01(a)(v) and, concurrently with such termination may enter into a definitive agreement to execute a Superior Proposal, only if: (i) a Superior Proposal is made and such Superior Proposal did not result from a breach by the Company of this Section 6.04; (ii) the Company Board determines, in its good faith judgment after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that failure to make a Change in the Company Recommendation in response to such Superior Proposal and terminate this Agreement pursuant to Section 8.01(a)(v) or enter into a definitive agreement to execute a Superior Proposal, would be inconsistent with its fiduciary obligations to the Company and its stockholders under applicable Law, (iii) the Company Board provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to make a Change in the Company Recommendation, terminate this Agreement pursuant to Section 8.01(a)(v) or enter into a definitive agreement to execute a Superior Proposal, and, if so, which actions and the manner in which it intends to do so, (iv) if Parent does not, within five business days of Parent's receipt of the Notice of Superior Proposal (the “Response Window”), make an offer or a counteroffer that the Company Board determines, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal (it being understood and agreed that any material amendments to such Superior Proposal, including the financial terms of such Superior Proposal, shall each require the delivery of a new Notice of Superior Proposal and the commencement of a new Response Window, but such Response Window shall be for a period of three business days) and (v) the Company pays the Termination Fee pursuant to Section 8.03 to Parent prior to or concurrently with terminating this Agreement.
d.Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Agreement, at any time prior to the time of the Company Stockholders'

Meeting, the Company may make a Change in the Company Recommendation (other than due to a proposal for a Competing Transaction, which is governed by Section 6.04(c) above) in response to or as a result of a material event, material development or material change in circumstances that does not relate to any Competing Transaction and that was not known or reasonably foreseeable by the Company Board on the date of this Agreement, occurring or arising after the date of this Agreement (or if known or foreseeable, the consequences of which are not known to or reasonably foreseeable by the Company Board as of the date hereof), which event, development or change in circumstance, or any material consequences thereof, becomes known to the Company Board prior to the time of the Company Stockholders' Meeting (any such material event, material development or material change in circumstances unrelated to a Competing Transaction being referred to as an “Intervening Event”), but only if: (i) no member of the Company Board had knowledge, as of the date of this Agreement, that such Intervening Event was reasonably likely to occur or arise after the date of this Agreement (or if known or foreseeable, the consequences of which are not known to or reasonably foreseeable by the Company Board as of the date hereof); (ii) the Company Board provided Parent at least five business days advance written notice prior to making such Change in the Company Recommendation providing reasonable details of the Intervening Event and advising Parent that the Company Board intends to make a Change in the Company Recommendation; and (iii) prior to any Change in the Company Recommendation, the Company Board determines, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation) and after taking into account the Parent's offers or counteroffers made during such five business days that failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary obligations to the Company and its stockholders under applicable Law.
e.Nothing in this Section 6.04 or elsewhere in this Agreement shall be deemed to prohibit the Company from, (x) complying with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (y) making any disclosure to its stockholders if the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided that: (i) this Section 6.04(e) shall not be deemed to permit the Company Board to make a Change in the Company Recommendation except, in each case, to the extent permitted by Section 6.04(c) or Section 6.04(d); and (ii) nothing in this Section 6.04(e) shall change any disclosure made in accordance with the provisions of this Section 6.04(e) from being a Change in the Company Recommendation if such disclosure meets the definition of a Change in the Company Recommendation.
f.A “Competing Transaction” means any of the following transactions or series of related transactions (other than the Transactions): (i) any merger, tender offer, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets that constitute at least 15% of the assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company; or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company.

g.A “Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party with respect to a Competing Transaction on terms and conditions that the Company Board determines, in its good faith judgment, after having received the advice of a financial advisor of internationally recognized reputation and outside legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal (including timing) and any changes to the terms of this Agreement proposed by Parent in response to such offer or proposal or otherwise, to be more favorable, including from a financial point of view, to the stockholders of the Company than the Merger and which is reasonably likely to be consummated. For purposes of the definition of “Superior Proposal,” each reference to “15%” in the definition of “Competing Transaction” shall be replaced with “50%”.
SECTION 6.05    Employee Benefits Matters.
For the period commencing at the Effective Time and ending December 31, 2013, Parent shall cause the Surviving Corporation and its subsidiaries to maintain for each employee of the Company and its Subsidiaries as of immediately prior to the Effective Time (each, a “Continuing Employee”) employee benefit plans, programs, arrangements and policies that are comparable in the aggregate to the employee benefit plans, programs, arrangements and policies available to the Continuing Employees immediately prior to the Effective Time. Upon their transition to any employee benefit plan, program, arrangement or policy established or maintained by the Surviving Corporation or any of its subsidiaries, employees of the Company or any Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit, vacation, or paid time off accruals) under any such employee benefit plan, program or arrangement for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Parent or its subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its subsidiaries in the calendar year in which the Effective Time occurs.
SECTION 6.06    Directors' and Officers' Indemnification and Insurance.
a.The Certificate of Incorporation and By‑laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are currently set forth in the Certificate of Incorporation of the Company and the By‑laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.
b.For not less than six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present directors, officers and employees of the Company (the “Indemnified Persons”) with respect to all acts or omissions by them in their respective capacities occurring at or prior to the Effective Time to the same extent such Persons are indemnified as of the date of this Agreement by the

Company pursuant to (i) the Company Governing Documents as in effect on the date of this Agreement and (ii) indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers or employees of the Company.
c.The Surviving Corporation shall maintain, in effect for six years from and after the Effective Time, insurance “tail” or other insurance policies with respect to directors' and officers' liability insurance relating to matters occurring prior to the Effective Time, in an amount and scope at least as favorable as the coverage applicable to directors and officers of the Company as of the Effective Time; provided, however, that if such “tail” or other policies are not available at an annual cost not greater than 200% of the last annual premium paid prior to the date hereof under such policy (the “Insurance Cap”), then the Surviving Corporation shall cause to be obtained as much comparable insurance as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding the Insurance Cap.
SECTION 6.07    Further Action; Reasonable Efforts.
a.Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly, and in no event later than ten business days after the date hereof, its respective filings, and thereafter shall make promptly all other required submissions and provide such other information as may reasonably be requested, under the HSR Act or other applicable foreign, federal or state antitrust and competition Laws with respect to the Transactions and (ii) promptly use its reasonable best efforts to take, or cause to be taken, any and all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries, to resolve any objections which may be asserted by any Governmental Authority with respect to the Transaction, and to cause all applicable waiting periods under the HSR Act and other foreign, federal and state antitrust and competition Laws to expire or be terminated, as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger and using its reasonable efforts to defend against any Action that restricts, prevents or prohibits consummations of the Transactions.
b.In no event shall Parent or Merger Sub be obligated pursuant to this Agreement to divest or hold separate any assets or to take or commit to take any action that would be reasonably likely to impose material limitations on Parent's ownership or operation (or that of any Parent's Subsidiaries or affiliates) of all or a material portion of the Company's business or assets.
c.Subject to the Confidentiality Agreement and to reasonable restrictions limiting access to counsel, each party shall promptly (i) notify the other parties of and provide a copy of any material communication it provides to or receives from any Governmental Authority relating to any filings, or submissions, or any investigation, under the HSR Act or other applicable foreign, federal or state antitrust or competition Laws relating to the Transactions; (ii) consult with and consider in good faith the views of the other parties before communicating in writing or orally with, or submitting any analyses, presentations, memoranda, briefs, white papers, arguments, opinions or proposals to, or making any appearance before, any

Governmental Authority regarding any filing or investigation under the HSR Act or other applicable foreign, federal or state antitrust or competition Laws, and to the extent permitted by any Governmental Authority, permit the other parties to be present during any meeting or conference relating to the Transaction or any such investigation; and (iii) provide all reasonable assistance and cooperation to allow the other parties to prepare and submit any filings, or submissions under the HSR Act or other applicable foreign, federal or state antitrust or competition Laws, including providing information that the other parties may from time to time require for the purpose of any filing, notification, application or request for further information made in respect of any such filing or investigation. No party shall withdraw any HSR filing, agree to extend any applicable waiting period, or agree with any Governmental Authority not to consummate the Transaction for any period of time, without the consent of the other parties. Any HSR filing fees shall be paid 50% by the Company and 50% by Parent.
SECTION 6.08    Obligations of Merger Sub.
Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.
SECTION 6.09    Subsequent Financial Statements.
The Company shall, if practicable, provide prior notice to Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report or document with the SEC after the date of this Agreement, it being understood (for the avoidance of doubt) that: (i) Parent's consent shall not be required in order to make any such filings; and (ii) Parent shall have no liability by reason of such consultation.
SECTION 6.10    Public Announcements.
The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, for so long as this Agreement is in effect, neither Parent nor the Company shall, nor shall either permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable Law or the applicable rules of any stock exchange, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties and their counsel to review and comment upon such press release or other announcement and shall in good faith give due consideration to all reasonable additions, deletions or changes suggested thereto, except that the Company shall not be required to consult with Parent with respect to any public statements relating to Change in the Company Recommendation or Competing Transaction. Notwithstanding anything to the contrary in this Section 6.10, each of Parent and the Company may make any press release or public statement with respect to the Transactions to the extent repeating or affirming disclosure made in any prior press release or public statement validly made in accordance with this Section 6.10.

SECTION 6.11    Financing.
a.Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of lender under any existing loan facility of Parent or Merger Sub or provider of any commitment for any loan facility to Parent or Merger Sub (the “Financing Sources”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to any commitment letters or any loan agreement related to any financing, or financing commitment, provided or to be provided by any Financing Source (any such financing a “Financing” and any such agreement or commitment a “Facility Commitment”) or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in any Facility Commitment, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to any Facility Commitment or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to any Facility Commitment or the performance thereof or the financings contemplated thereby.
b.Prior to the Closing Date, if Parent wishes to borrow cash to fund the Merger Consideration from a reputable bank, the Company shall, at Parent's sole expense, cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its Representatives (including its legal and accounting Representatives) to, provide reasonable cooperation in connection with the arrangement of the such financing as may be reasonably requested by Parent, including without limitation (i) providing reasonable and customary due diligence materials to the sources of such financing and any rating agencies, including financial statements and financial and other information, as soon as reasonably practicable after request therefor, that are reasonably and customarily required in connection with such financing; (ii) assisting Parent with the preparation of rating agency presentations and similar documents and materials in connection with the financing and permitting the use of the Company name and logo in the offering materials; (iii) participating in a reasonable number of meetings, presentations and due diligence sessions in connection with the financing, (iv) assisting in the preparation of customary offering materials and private placement memorandum and/or bank information memorandum with respect to the financing, as may be reasonably requested by Parent; and (v) facilitating and providing pertinent information for the pledging of collateral for the financing (the “Required Financial Information”); provided, that: (1) such requested assistance and cooperation does not unreasonably interfere with the ongoing operation of the Company and its Subsidiaries and does not create undue burden for the operation of the Company; (2) the Company shall not be required to pay any commitment or other fee or incur any liability or expense in connection with any financing; (3) the effectiveness of any documentation executed by the Company shall be subject to the consummation of the Closing Date; (4) the Company shall not be required to provide access to or disclose information to any party or entity unless such person or entity is bound by confidentiality obligations reasonably satisfactory to the Company; and (5) the Company shall not be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene ant Law or any contract to which the Company or any of its Subsidiaries is a party. Notwithstanding anything to the contrary in this Agreement, the Required Financial Information required to be delivered pursuant to this Section 6.11(e) shall be prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and normal, recurring year-end adjustments).
c.Parent shall, and shall cause its affiliates to, (i) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company in connection with cooperation provided for in Section 6.11(a) (such reimbursement to be made promptly and in event within three business days of delivery of reasonably acceptable documentation evidencing such expenses); and (ii) indemnify and hold harmless the Company and its Representatives from and against any and all Losses (as defined below) suffered or incurred by them in connection with the arrangement of any financing, and any information utilized in connection therewith. All non-public or otherwise confidential information regarding the Company and its Subsidiaries obtained by Parent, its affiliates or their respective Representatives pursuant to this Section 6.11 shall be subject to the terms of the Confidentiality Agreement. Loss shall mean any include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorney's fees), charge, cost (including cost of investigation) or expense of any nature.
d.For the avoidance of doubt, the obligation of Parent and Merger Sub to close the transactions contemplated by this Agreement is not conditioned upon the consummation of any financing and, accordingly, the parties agree that a failure of Parent and Merger Sub to close the transactions contemplated by this Agreement resulting from a failure or inability to consummate any financing constitutes a breach for purposes of this Agreement, notwithstanding compliance by Parent with Section 6.11.
SECTION 6.12    Additional Agreements.
In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to the rights, privileges and powers of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.
SECTION 6.13    Rule 16b-3 Actions.
Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Merger, both prior to and after the Effective Time, it is desirable that such persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.13. Promptly after the date hereof and prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.
SECTION 6.14    State Takeover Laws.
If any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal laws becomes or is deemed to become applicable to the Company, the Merger, the Voting Agreements or any other transaction contemplated hereby, then the Company Board shall take all action necessary to render such statute inapplicable to the foregoing.
SECTION 6.15    Certain Litigation.
The Company shall promptly notify Parent of any litigation commenced after the date hereof against the Company or any of its officer or directors by any Company stockholder (on such stockholder's own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding the litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any such litigation brought by stockholders of the Company.
SECTION 6.16    Advice of Changes.
The Company shall promptly notify Parent of any change or event having a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.16 shall not limit or otherwise affect the remedies available hereunder to Parent. Parent shall promptly notify the Company of any change or event having a material adverse effect on Parent, or which may otherwise preclude Parent from consummating the Merger; provided, however, that the delivery of any notice pursuant to this Section 6.16 shall not limit or otherwise affect the remedies available hereunder to the Company.
SECTION 6.17    Notice of Claims.
The Company shall, promptly but in any event within five business days, notify Parent in writing if and when the Company becomes aware of any claim or threatened claim (in writing) that the conduct of the business of the Company or any Subsidiary infringes upon or misappropriates the Intellectual Property Rights of any third party.

ARTICLE VII
CONDITIONS TO THE MERGER
SECTION 7.01    Conditions to the Obligations of Each Party.
The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:
a.Company Stockholder Approval. This Agreement shall have been approved and adopted by the Requisite Company Stockholder Approval.
b.No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting, making illegal or otherwise prohibiting the consummation of the Merger or the other Transactions.
c.No Proceeding or Litigation. No proceeding or litigation initiated by any Governmental Authority against Parent, Merger Sub or the Company or their respective affiliates seeking to prohibit the Merger or any of the Transactions shall be pending.
d.U.S. Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
SECTION 7.02    Conditions to the Obligations of Parent and Merger Sub.
The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions:
a.Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), in each case as of the date hereof and as of the Effective Time, as though made as of the Effective Time (except to the extent expressly made as of a specific date, in which case as of such date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and does not have a Company Material Adverse Effect.
b.Agreements and Covenants. The Company shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
c.Officer Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing, signed by the chief executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

d.Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.
e.FIRPTA Certificate. The Company shall have delivered to Parent a properly completed certificate satisfying the requirements of Reg. Section 1.1445-2(c)(3).
SECTION 7.03    Conditions to the Obligations of the Company.
The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
a.Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or similar qualifications set forth therein) in each case as of the date hereof and as of the Effective Time, as though made as of the Effective Time (except to the extent expressly made as of a specific date, in which case as of such date), except where the failure of such representations and warranties of Parent or Merger Sub to be so true and correct, individually or in the aggregate, has not had, does not have and would not reasonably be expected to have a material adverse effect as to Parent or as to Parent's ability to consummate the transactions contemplated herein without any material delay.
b.Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
c.Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the chief executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01    Termination.
a.This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party as follows:
i.by mutual written consent of Parent and the Company duly authorized by the Boards of Directors of Parent and the Company;
ii.by either Parent or the Company if the Effective Time shall not have occurred on or before May 15, 2013 (the “Outside Date”) (which Outside Date shall be extended to June 14, 2013, to the extent necessary to satisfy the condition set forth in Section 7.01(d) and so long as all other conditions have been satisfied or shall be capable of being satisfied); provided that that the right to terminate this Agreement under this Section 8.01(a)(ii) shall not be available to any party if such party has breached this Agreement and such breach has been the principal cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;
iii.by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered into any Order which is then in effect and has the effect of permanently enjoining, restraining, prohibiting, making illegal or otherwise prohibiting the consummation of the Transactions;
iv.by Parent if a Company Triggering Event (as defined below) shall have occurred;
v.prior to the time of the Company Stockholders' Meeting, by the Company if (A) the Company Board shall have determined to terminate this Agreement to enter into a transaction with a person that has submitted a Superior Proposal in accordance with Section 6.04(c) and (B) the Company shall not have otherwise breached Section 6.04;
vi.by either Parent or the Company if this Agreement shall fail to receive the requisite vote for approval at the Company Stockholders' Meeting;
vii.by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 8.01(a)(vii), unless such breach is not cured within fifteen days after notice of such breach is provided by Parent to the Company;
viii.by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub, the Company may not terminate this Agreement under this Section 8.01(a)(viii), unless such breach is not cured within fifteen days after notice of such breach is provided by the Company to Parent; or
ix.by Parent if the Company shall have knowingly and intentionally breached the Specified No Solicitation Obligations in a material respect.
b.For purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred: (i) upon a Change in the Company Recommendation; (ii) if the Company Board approves or adopts, recommends to the Company's stockholders to approve or adopt, or enters into an agreement for any Competing Transaction; (iii) if the Company shall have failed to include in the Proxy Statement the recommendation of the Company Board in favor of the approval and adoption of this Agreement and the approval of the Merger; (iv) if a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board does not recommend against acceptance of such tender offer or exchange offer by its stockholders within ten business days following commencement of such offer; or (v) if the Company Board fails to reaffirm unanimously and publicly its recommendation of this Agreement and the Merger within five business days after Parent requests in writing that such recommendation be reaffirmed publicly; provided that Parent shall be limited to two such reaffirmation requests that are not made following the disclosure, announcement, commencement, submission or receipt of a proposal for a Competing Transaction, following the delivery to Parent of a Notice of Superior Proposal pursuant to Section 6.04(c) or following a report from a shareholder or similar advisory service that recommends against approving and adopting this Agreement.
SECTION 8.02    Effect of Termination.
In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or any Financing Source, except (a) that Subsection (b) of Section 6.03 (Access to Information; Confidentiality), Subsection (a) of Section 6.11 (Financing), this Section 8.02, Section 8.03 (Fees and Expenses), Section 9.06 (Parties in Interest; Third Party Beneficiaries), Section 9.08 (Governing Law) and Section 9.11 (Waiver of Jury Trial), and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for any willful and intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination. For clarity and the avoidance of doubt, the Confidentiality Agreement shall survive the termination of this Agreement.
SECTION 8.03    Fees and Expenses.
a.Except as set forth in this Section 8.03, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated.
b.The Company agrees that:
i.if Parent shall terminate this Agreement pursuant to Section 8.01(a)(iv) or Section 8.01(a)(ix);
ii.if the Company shall terminate this Agreement pursuant to Section 8.01(a)(v); or
iii.if (A) Parent or the Company shall terminate this Agreement pursuant to Sections 8.01(a)(ii) or 8.01(a)(vi) or 8.01(a)(vii), (B) prior to the Company Stockholders' Meeting a proposal for a Competing Transaction has been expressed publicly or to the Company and not clearly withdrawn and (C) the Company enters into an agreement providing for or consummates a Third Party Acquisition within twelve months after the date of such termination;

then the Company shall pay to Parent promptly (but in any event no later than one business day after the first of such events shall have occurred) a fee of $9,000,000.00 (the “Termination Fee”) less, if applicable, the amount of any Reimbursable Expenses previously paid by the Company to Parent or Merger Sub, which amount shall be payable in immediately available funds to an account designated by Parent, provided, however, that if the Termination Fee is payable as a result of a termination pursuant to Section 8.01(a)(v), then the Termination Fee shall be payable prior to or simultaneous with such termination.
c.The parties acknowledge and agree that the provisions for payment of any Termination Fee or Parent's or Merger Sub's Reimbursable Expenses are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Parent and Merger Sub to enter into this Agreement and to reimburse Parent and Merger Sub for incurring the costs and expenses related to entering into this Agreement and attempting to consummate the transactions contemplated by this Agreement. Accordingly, if the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 8.03 and, in order to obtain such payment, Parent or Merger Sub makes a claim that results in a judgment against the Company, the Company shall pay to Parent and Merger Sub, as applicable, such Parent's and Merger Sub's reasonable costs and expenses incurred in connection with such suit, together with interest on the amounts set forth in this Section 8.03 at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Similarly, if Parent shall fail to pay in a timely manner any Reimbursable Expenses due to the Company pursuant to this Section 8.03 and, in order to obtain such payment, the Company makes a claim that results in a judgment against Parent, Parent shall pay to the Company the Company's reasonable costs and expenses incurred in connection with such suit, together with interest on the amounts set forth in this Section 8.03 at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.
d.“Third Party Acquisition” means any of the transactions included in the definition of “Competing Transactions”; however, for purposes of the definitions of “Third Party Acquisition,” each reference to “15%” in the definition of “Competing Transaction” should be replaced with “50%.”
e.If this Agreement is terminated (A) by Parent pursuant to Section 8.01(a)(vi) or Section 8.01(a)(vii) or (B) by the Company pursuant to Section 8.01(a)(vi), the Company shall pay to Parent an amount equal to Parent's and Merger Sub's Reimbursable Expenses up to a maximum amount of $1,500,000. If the Company terminates this agreement pursuant to Section 8.01(a)(viii), Parent shall pay to the Company an amount equal to the Company's Reimbursable Expenses up to a maximum amount of $1,500,000. Any payments pursuant to this Section 8.03(e) shall be made within one business day of termination.
SECTION 8.04    Amendment.
This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the stockholders of the Company, no amendment may be made which by Law requires further approval by the stockholders of the Company without obtaining such approval; provided further, that Section 6.11(a), the last sentence of Section 9.06 and this proviso may not be amended without the written approval of Financing Sources representing the required lenders under the Financing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
SECTION 8.05    Waiver.
At any time prior to the Effective Time, any party hereto may, to the extent legally allowed (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein provided, however, that, after the approval and adoption of this Agreement by the stockholders of the Company, no extension or waiver may be made which by Law requires further approval by the stockholders of the Company without obtaining such approval. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
ARTICLE IX
GENERAL PROVISIONS
SECTION 9.01    Non‑Survival of Representations, Warranties and Agreements.
None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance at or after the Effective Time or Article I and Article II with respect to payment obligations.
SECTION 9.02    Notices.
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):
if to Parent or Merger Sub:

athenahealth, Inc.
311 Arsenal St.
Watertown, Massachusetts 02472
Fax Number: (617) 402-1099
Attention:    Timothy Adams
                                    Daniel Orenstein

with a copy to:

Goodwin Procter LLP
53 State Street, Exchange Place
Boston, Massachusetts 02109
Fax Number: (617) 523-1231
Attention:    Lawrence Wittenberg
John T. Haggerty

if to the Company:

Epocrates, Inc.
200 Princeton South Corporate Center
Suite 340
Ewing, New Jersey 08628
Attention:    Andrew Hurd
Matthew A. Kaminer

with a copy to:

Cooley LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
Facsimile: (650) 849-7400

Attention:    Mathew B. Hemington
Jennifer F. DiNucci

SECTION 9.03    Certain Definitions.
a.For purposes of this Agreement:
“2012 Balance Sheet” means the consolidated balance sheet of the Company and the consolidated Subsidiaries as at September 30, 2012, including the notes thereto.
“Active Registered User” means a user who: (i) downloaded a Company application and performed an update in the last 180 days; (ii) is currently a premium subscriber to the Company application; (iii) accessed epoc online in the last 30 days; (iv) completed a market research survey within the last 12 months; or (v) launched an Epocrates App Network application within the last 180 days.
“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner” means, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.
“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.
“Closing Date” means the date on which the Closing occurs.
“Company Common Stock” means shares of the Company's common stock, par value $0.001 per share.
“Company Material Adverse Effect” means any event, circumstance, change or effect (“Effect”) that, individually or in the aggregate with all other Effects, is or is reasonably likely to be (i) materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company taken as a whole or (ii) prevent or materially delay the performance in all material respects by the Company of its obligations under this Agreement or the consummation the transactions contemplated hereby; provided, however, that the foregoing clause “(i)” shall not include any Effect occurring after the date hereof and resulting from any of the following (either alone or in combination) and no such Effect occurring after the date hereof and resulting from any of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred: (A) changes in general economic, business, financial, technological or regulatory conditions or changes in securities or credit markets in general to the extent not having a disproportionate effect (relative to other industry participants) on the Company, (B) general changes in the industries in which the Company and the Subsidiaries operate that do not disproportionately and adversely affect the Company as compared to other entities operating in such industries, (C) the announcement, pendency or anticipated consummation of any of the transactions contemplated hereby, including, but not limited to, loss of employees, customers or suppliers of the Company to the extent related to or arising or resulting from the announcement, pendency or anticipated consummation of any of the transactions contemplated hereby, (D) acts of armed hostility, sabotage, terrorism or war, including any escalation or worsening thereof, natural disasters, weather conditions, explosions or fires or other force majeure events in any country or region in the world, except to the extent disproportionately affecting the Company compared to other entities operating in such industries (E) the failure by the Company to meet any industry or internal estimates, expectations, forecasts, projections or budgets for any period (except that any Effect that caused or contributed to such failure to meet projections, forecasts or predictions shall not be excluded pursuant to this clause “(E)”), (F) changes in the stock price or trading volume of the Company Common Stock (it being understood, however, unless otherwise prohibited by clauses “(A)” through “(I)” of this proviso, that the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether there has been a Company Material Adverse Effect), (G) any adverse effect arising from or otherwise related to changes in Law or applicable accounting regulations or principles or interpretations thereof to the extent not having a disproportionate affect (relative to other industry participants) on the Company, (H) any shareholder class action or derivative litigation commenced against the Company since the date of this Agreement and arising from allegations of breach of fiduciary duty of the Company's directors relating to their approval of this Agreement or from allegations of false or misleading public disclosure by the Company with respect to this Agreement or (I) any action required by this Agreement or the failure to take any action prohibited by this Agreement or taken or not taken at the direction of Parent.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
“Conversion Ratio” shall be equal to the fraction having a numerator equal to Merger Consideration and having a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as reported on the NASDAQ Select Global Market for each of the ten consecutive trading days ending on the second trading day prior to the Closing Date.
“Environmental Laws” means any United States federal, state or local or non‑United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.
“furnished” or “delivered” or “made available” means with respect to any document or other materials relating to the Company, that such documents or other materials: (i) were actually delivered by the Company to Parent or its counsel prior to the date hereof, (ii) were located in the electronic data room organized by the Company in connection with the diligence investigation conducted by Parent, or (iii) were available on EDGAR prior to the date of this Agreement.
“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
“Indebtedness” means, with respect to any person, without duplication: i) all indebtedness of such person, whether or not contingent, for borrowed money, including all obligations of such person evidenced by notes, bonds, debentures or other similar instruments; (ii) all obligations of such person for the deferred purchase price of securities, other property or services (for the avoidance of doubt, specifically not including deferred obligations relating to services or benefits received over time after the Closing such as leases (other than capital leases) and long term supply contracts); (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), synthetic leases or hedging arrangements;

(iv) all obligations of such person as lessee under Leases Documents and other Contracts that have been or should be, in accordance with GAAP, recorded as capital leases; (v) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities; (vi) all indebtedness of others referred to in clauses “(i)” through “(v)” above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such person, and (vii) all Indebtedness of others referred to in clauses “(i)” through “(vi)” above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness.
“Information Security Incident” means any theft or unauthorized Processing, unauthorized use, unauthorized disclosure or unauthorized acquisition of, or unauthorized access to, Personally Identifiable Information.
“Intellectual Property” means (i) United States, non-United States and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.
“Key Employee” means any employee with the title of Vice President (or comparable designation) or above.
“Key IP Employees” means the individuals listed on Schedule 9.03A.
“knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the individuals listed on Schedule 9.03B.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Personally Identifiable Information” means any specific and unique information relating to an identified or identifiable natural person (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver's license number, account number, credit or debit card number, identification number, health or medical information (including medical account numbers).
“Privacy Laws” means all applicable Laws relating to the privacy, confidentiality or security of Personally Identifiable Information.
“Process” or “Processing” means any operation or set of operations performed upon Personally Identifiable Information, whether or not by automatic means, such as creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using, disclosing or disposal.

“Registered User” means a user that has registered for the Company's products or services.
“Reimbursable Expenses” means any and all out-of-pocket fees and expenses (including, without limitation, legal, investment banking, accounting, banking and consulting fees and expenses) actually incurred in connection with the due diligence investigation, the Merger, this Agreement and the consummation of the Transactions contemplated hereby (subject to reasonable documentation).
“Requisite Company Stockholder Approval” means the adoption of this Agreement by holders of a majority of the issued and outstanding Shares, entitled to vote in accordance with the DGCL and the Governing Documents in favor of adopting this Agreement.
“Subsidiary” or “Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
b.The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 3.11
Agreement	Preamble
Assumed Option	§ 2.04(a)
Assumed RSU	§ 2.04(b)
Blue Sky Laws	§ 3.06(b)
Book-Entry Shares	§ 2.02(a)

Defined Term	Location of Definition
Certificate of Merger	§ 1.02
Certificates	§ 2.02(a)
Change in the Company Recommendation	§ 6.01(b)
Closing	§ 1.02
Closing Date	§ 1.02
Code	§ 2.02(g)
Company	Preamble
Company Board	Recitals
Company Copyrights	§ 3.17(a)
Company Disclosure Schedule	Article III (Intro.)
Company Licensed Intellectual Property	§ 3.17(d)
Company Marks	§ 3.17(a)
Company Owned Intellectual Property	§ 3.17(c)
Company Patents	§ 3.17(a)
Company Permits	§ 3.07(a)
Company Preferred Stock	§ 3.03(a)
Company Recommendation	§ 6.01(b)
Company RSUs	§ 2.04(b)
Company SEC Reports	§ 3.08(a)
Company Stock Awards	§ 3.03(a)
Company Stock Options	§ 2.04(a)
Company Stock Option Plans	§ 2.04(a)
Company Stockholders' Meeting	§ 6.02
Company Triggering Event	§ 8.01(b)
Competing Transaction	§ 6.04(f)
Confidentiality Agreement	§ 6.03(b)
Contingent Workers	§ 3.13(d)
Continuing Employee	§ 6.05
Content	§ 3.29
Contract	§ 3.20(a)
Database	§ 3.28(d)
Delaware Courts	§ 9.08
DGCL	Recitals
Dissenting Shares	§ 2.05(a)
Effect	§ 9.03(a)
Effective Time	§ 1.02
Environmental Permits	§ 3.19
ERISA	§ 3.12(a)
ERISA Affiliate	§ 3.12(e)
Exchange Act	§ 3.06(b)
Exchange Fund	§ 2.02(b)
Facility Commitment	§ 6.11(a)
Financing	§ 6.11(a)
Financing Source	§ 6.11(a)
GAAP	§ 3.08(b)

Defined Term	Location of Definition
Governing Documents	§ 3.02
Governmental Authority	§ 3.06(b)
Grant Date	§ 3.03(e)
HSR Act	§ 3.06(b)
Intervening Event	§ 6.04(d)
IRS	§ 3.12(a)
Insurance Cap	§ 6.06(c)
Law	§ 3.06(a)
Lease Documents	§ 3.15(a)
Licenses-In	§ 3.20(a)(xiii)
Licenses-Out	§ 3.20(a)(xiii)
Material Contracts	§ 3.20(a)
Merger	Recitals
Merger Consideration	§ 2.01(a)
Merger Sub	Preamble
Multiemployer Plan	§ 3.12(b)
Multiple Employer Plan	§ 3.12(b)
Non-U.S. Benefit Plan	§ 3.12(j)
Notice of Superior Proposal	§ 6.04(c)
NASDAQ	§ 3.06(b)
Open Source Materials	§ 3.17(k)
Order	§ 7.01(b)
Outside Date	§ 8.01(a)(ii)
Parent	Preamble
Parent Board	Recitals
Paying Agent	§ 2.02(b)
Plans	§ 3.12(a)
Products	§ 3.17(a)
Proxy Statement	§ 6.01(a)
Qualified Bidder	§ 6.04(b)
Representatives	§ 6.03(a)
Required Financial Information	§ 6.11(a)
Respective Financing	§ 6.11(e)
Response Window	§ 6.04(c)
SEC	§ 3.08(a)
Securities Act	§ 3.06(b)
Shares	§ 2.01(a)
Specified No Solicitation Obligations	§ 6.04(a)
Superior Proposal	§ 6.04(g)
Surviving Corporation	§ 1.01
Terminating Company Breach	§ 8.01(a)(vii)
Terminating Parent Breach	§ 8.01(a)(viii)
Termination Fee	§ 8.03(b)(iii)
Third Party Acquisition	§ 8.03(d)
Top Customer	§ 3.20(a)(xii)

Defined Term	Location of Definition
Top Supplier	§ 3.20(a)(xii)
Transactions	§ 3.04
Voting Agreements	Recitals
2012 Balance Sheet	§ 3.08(c)
SECTION 9.04    Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
SECTION 9.05    Entire Agreement; Assignment.
This Agreement, the Voting Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder.
SECTION 9.06    Parties in Interest; Third Party Beneficiaries.
This Agreement shall be binding upon and inure solely to the benefit of each party hereto and no other person shall have third party beneficiary rights except as expressly set forth herein. Notwithstanding the foregoing, the Financing Sources, who shall be express third party beneficiaries of, and shall be entitled to enforce and rely on, Sections 6.11(a), 8.02 and 8.04 and this Section 9.06.
SECTION 9.07    Specific Performance; Remedies.
The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof (including consummation of the Merger, the Closing and the Effective Time) in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

SECTION 9.08    Governing Law.
Subject to Section 6.11(a), this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any in the Court of Chancery of the State of Delaware in New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). The parties hereto hereby (a) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in New Castle County, Delaware (the “Delaware Courts”) (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware) for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.
SECTION 9.09    Headings.
The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 9.10    Counterparts.
This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
SECTION 9.11    Waiver of Jury Trial.
Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.
SECTION 9.12    Interpretation.
The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Except where expressly stated otherwise in this Agreement, including any schedules, annexes or exhibits hereto, the following rules of interpretation apply: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;” (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including any schedules, annexes or exhibits hereto, and not to any particular provision; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;” (e) definitions are applicable to the singular as well as the plural forms of such terms; (f) pronouns shall include the corresponding masculine, feminine or neuter forms; (g) references to a person are also to such person's permitted successors and assigns; (h) references to an “Article,” “Section,” “Exhibit,” “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, provincial, local or foreign statute or Law include any rules, regulations and delegated legislation issued thereunder; (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency. For purposes of this Agreement, the Company shall not be deemed to be an affiliate or Subsidiary of Parent or Merger Sub. Unless otherwise provided herein, delivery, notice, information being communicated or disclosed, or materials being made available or otherwise directed to Parent or Merger Sub shall be deemed to have been so delivered, noticed, communicated, disclosed, made available or otherwise directed, as the case may be, to each and both Parent and Merger Sub. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL).

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

athenahealth, Inc.
By: /s/ Jonathan Bush
Name: Jonathan Bush Title: Chairman, President & CEO

Echo Merger Sub, Inc.
By: /s/ Jonathan Bush
Name: Jonathan Bush Title: Chairman, President & CEO

Epocrates, Inc.
By: /s/ Andrew Hurd
Name: Andrew Hurd Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]